Exhibit 10.1

Terms and Conditions of Fixed Allowance (UK), as amended

1.1
With effect from 1 January 2016 or, if later, the date your employment with the Company or assignment to or employment in the UK commenced, you are eligible to receive a fixed allowance (the Allowance) subject to the payment terms set out below. The annual amount and denominated currency of the Allowance has been communicated to you separately. The Allowance replaces any other similar fixed allowance(s) that you are currently eligible to receive.

1.2
The Allowance will be payable in cash and in your local currency converted, if necessary, at an exchange rate determined by the Company. The Allowance will be subject to all applicable statutory deductions, including income tax and social security contributions (and, if you are on an expatriate assignment, any applicable hypothetical tax deductions).

1.3
Up until and excluding the date the Company elects to transition to monthly payment of the Allowance (the Transition Date) (such date to be notified to you in writing by the Company), the Allowance will be payable in two (2) equal instalments (each a Bi-Annual Instalment) in the next available payroll after the end of the second quarter (in respect of the period from 1 January to 30 June) and fourth quarter (in respect of the period from 1 July to 31 December) of the Company’s financial year (each a Bi-Annual Payment Period).

1.4
From and including the Transition Date, the Allowance will be payable in twelve (12) equal instalments (each a Monthly Instalment), with one Monthly Instalment payable in respect of each calendar month (each a Monthly Payment Period) in the next available payroll after the end of the relevant calendar month. For the purposes of these terms and conditions: (a) each of a Bi-Annual Instalment and a Monthly Instalment are an Instalment; and (b) each of a Bi-Annual Payment Period and a Monthly Payment Period are a Payment Period. Subject to 1.5 and 1.6 below, in the event that the Transition Date falls part way through a Bi-Annual Payment Period the Company will pay you such additional Monthly Instalments required to ensure that you are compensated for any period in which you are eligible to receive the Allowance between the start of that Bi-Annual Payment Period and the Transition Date.

1.5
In order to be eligible for and to receive a full Instalment of the Allowance you must be in employment on the last day of the applicable Payment Period (the Relevant Date). If, on or before the Relevant Date for that Instalment, your employment has been terminated (with or without notice) by you or by the Company, subject to 1.6 below, the Allowance will be pro-rated to reflect the number of calendar days during the applicable Payment Period you were employed.

1.6
In the event that your role or organisational responsibility (i.e. job description) materially changes, the Company has the express right to determine that you are not eligible to receive payment of the part of the Instalment relating to the period during which your role or organisational responsibility has materially changed, subject to the Company’s regulatory obligations.

1.7
The Company reserves the right to review from time to time the terms of the Allowance (including the quantum of the Allowance). In undertaking such a review, the Company would not take account of your personal performance but may take account of such other factors as it thinks fit including but not limited to:

(a)	changes in the Company’s regulatory obligations;

(b)
any change in the size and/or scope of your role, responsibilities or experience including but not limited to if you are designated as having senior management functions for the purposes of the FCA’s and PRA’s Senior Managers Regime or cease to be Identified Staff / Code Staff; and

(c)	you starting or ending an expatriate assignment.
For the avoidance of doubt, if you and the Company agree a permanent change to the terms and conditions of your employment (and/or, if applicable, any expatriate assignment), this may result in a change to the terms and conditions of the Allowance (including the quantum of the Allowance).

1.8
The Allowance shall not be taken into account for any other purpose, including sickness or severance pay, pension, life assurance cover, permanent health insurance or personal accident cover (in each case whether discretionary or otherwise) and any references to salary in any policy or other document shall not include the Allowance.

1.9
For the avoidance of doubt, the Allowance is part of your fixed compensation and paid in addition to your salary (or, if applicable, any Foreign Assignment Pay which you may receive if you are on expatriate assignment). The Allowance is not calculated, paid, referable to, nor will it be adjusted to reward your personal performance.

1.10
In the event of any conflict between the terms of your employment contract (and/or, if applicable, any assignment letter if you are on expatriate assignment) and these terms and conditions, these terms and conditions shall prevail.

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